EXHIBIT 3.2

DISTRIBUTION ROYALTY INC.

Corporate Bylaws

These are the bylaws of Distribution Royalty Inc., a Nevada  corporation.

Article I: Meetings of Shareholders
1. The annual meeting of shareholders will be held on the last Thursday of the month of September each year or as amended from time to time.  The annual meeting of shareholders will begin at 10:00 am or such times as stated in a notice to the Shareholders, and will take place at the principal office of the corporation.

2. At the annual meeting, the shareholders will elect a board of two or more directors if required, and may take any other shareholder action permitted by state law.

3. A special meeting of the shareholders may be called at any time by two  or more shareholders at least collectively holding twenty percent (20%) or more of the company voting shares or the president.

4. At least 15 days before an annual or special meeting, the secretary will send a notice of the meeting to each shareholder. The notice must be sent by first class mail and must state the time and place of the meeting. For a special meeting, the notice must also include the purposes of the meeting; no action can be taken at a special meeting except as stated in the notice, unless all shareholders consent.

5. Shareholders may attend a meeting in person, by proxy, or by phone.  A quorum of shareholders at any shareholders meeting will consist of the owners of a majority of the shares outstanding. If a quorum is present, the shareholders may adjourn from day to day as they see fit, and no notice of such adjournment need be given. If a quorum is not present, the shareholders present in person or by proxy may adjourn to such future time as they agree upon; notice of such adjournment must be mailed to each shareholder at least 15 days before such adjourned meeting.

6. Each shareholder, whether represented in person or by proxy, is entitled to one vote for each share of stock standing in his or her name on the books of the company.

7. Proxies must be in writing.

8. All other shareholders' actions require the assent of a majority of the corporate shares that have been issued, but if state law requires a greater number of votes, that law will prevail.

9. Shareholders may, by written consent , take any action required or permitted to be taken at an annual or special meeting of shareholders. Such action may be taken without prior notice to shareholders. The written consent must:
•	state the action taken, and
•	be signed and dated by the owners of shares having at least the number of votes that would be needed to take such action at a meeting.

If the written consent is not signed by all shareholders, the secretary will within three days send a copy of the written consent to the shareholders who did not sign it.

Article II: Stock
1. Stock certificates must be signed by the president and secretary of the corporation.

2. The name of the person owning shares represented by a stock certificate, the number of shares owned and the date of issue will be entered in the corporation's books.

3. All stock certificates transferred by endorsement must be surrendered for cancellation. New certificates will be issued to the purchaser or assignee.

4. Shares of stock can be transferred only on the books of the corporation and only by the secretary.

 5. In the event of a lost or stolen Stock Certificate, the owner must complete an affidavit  stating the facts surrounding the loss of the certificate. The owner must buy an indemnity bond to protect the corporation  and the transfer agent against the possibility that the lost certificate may be presented later by an innocent purchaser. The owner must request a new certificate before an innocent purchaser acquires it. If the shareholder later finds the missing certificate or certificates, the shareholder must notify the corporation or its secretary treasury immediately.

Article III: Board of Directors
1. The board of directors will manage the business of the corporation and will exercise all of the powers that may be exercised by the corporation under the statutes of the State of Nevada, the articles of incorporation or the corporate bylaws.

2. A vacancy on the board of directors by reason of death, resignation or other causes may be filled by the remaining directors, or the board may leave the position unfilled, in which case it will be filled by a vote of the shareholders at a special meeting or at the next annual meeting. During periods when there is an unfilled vacancy on the board of directors, actions taken by the remaining directors will constitute actions of the board. Directors may be removed only by a majority vote of the Directors and only for cause. Removal of a director may be done either at a regular board of directors meeting or at a special meeting called by two directors or by the president of the corporation as more fully expressed below in paragraph 3.

3. The board of directors will meet annually, immediately following the annual meeting of shareholders. The board of directors may also hold other regular meetings, at times and places to be fixed by unanimous agreement of the board. At annual or regular meetings, the board may take any actions allowed by law or these bylaws. Special meetings may be called by the president or two  or more directors giving three days' written notice to all directors. A notice of a special meeting  must be sent by first class mail, and must state the time, place and purposes of the meeting; no action can be taken at a special meeting of directors except as stated in the notice, unless all directors consent.

4. A quorum for a meeting will consist of at least two director(s).

5. Directors will act by majority consent of the board of directors or if the board holds otherwise.

6. The directors will not be compensated for serving as such. A director may, however, serve in other capacities with the corporation and receive compensation for such service.

7. Directors may, by written consent, take any action required or permitted to be taken at a directors' meeting. Such action may be taken without prior notice to the directors. The written consent must:
•	state the action taken, and
•	be signed and dated by at least the number of directors whose votes would be needed to take such action at a meeting.

If the written consent is not signed by all directors, the secretary will within three days send a copy of the written consent to the directors who did not sign it.

8. Directors may meet or participate in meetings by telephone or other electronic means as long as all directors are continuously able to communicate with one another.

Article IV: Officers
1. The officers of the corporation will consist of a President, Chief Executive Officer, Chief Financial Officer, and Secretary and any other officers that the board of directors may appoint.

2. The president will preside at all meetings of the directors and shareholders, and will have general charge of the business of the corporation, subject to approval of the board of directors.

3. In case of the death, disability or absence of the president, the chief financial officer or duly appointed officer will perform and be vested with all the duties and powers of the president.

4. The secretary will keep the corporate records, including minutes of shareholders' and directors' meetings  and consent resolutions. The secretary will give notice, as required in these bylaws, of shareholders' and directors' meetings.

5. The chief financial officer will keep accounts of all moneys of the corporation received or disbursed, and will deposit all moneys and valuables in the name of the corporation in the banks and depositories that the directors designate. Checks against company accounts will be signed as directed by the board of directors.

6. The salaries of all officers will be fixed by the board of directors and may be changed from time to time by the board of directors.

7. An officer of the corporation may be removed  by a majority vote of the Directors or by a super majority vote of the shareholders of the corporation. Removal of an officer shall be done only for cause and shall occur at either a regular or special meeting of the directors or shareholders of the corporation.

Article V: Fiscal
1. The books of the corporation will be closed at a date to be selected by the directors prior to the filing of the first income tax return due from the corporation. The books will be kept on an accrual basis.

2. Within 75 days after the corporation's fiscal year ends, or as under the laws of the State of Nevada, the chief financial officer will provide each shareholder with a financial statement for the corporation.

Article VI: Amendments
Any of these bylaws may be amended or repealed by a majority vote of the shareholders at any annual meeting or at any special meeting called for that purpose.

Adopted by the shareholders of Distribution Royalty Inc. on August 30th 2004.

DISTRIBUTION ROYALTY INC.

BY:	/s/ Stephen F. McKernan
Stephen F. McKernan,
Chief Executive Officer,and President
(Principal Executive Officer)
(Director)